Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400    Greenwood Village, CO  80111 www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt	Jenn Wing
		Investor Relations	Media Relations
		303-220-0100	303-220-0100
		deisenbrandt@ciber.com	jwing@ciber.com

CIBER UPDATES FULL YEAR GUIDANCE

Guiding to Best Revenue Year Ever and Year-over-Year Growth of Over 50%

GREENWOOD VILLAGE, Colo. – April 28, 2004 – CIBER, Inc. (NYSE: CBR) today announced that, given current information, it now anticipates that revenue for calendar 2004 will reach an all-time company high of $820-835 million and that GAAP earnings per share are expected to be between $.48 and $.56.

“Our March 2004 quarter started off slowly but finished well.  Including contributions of acquired companies, our first quarter reported sequential improvements in revenue of 8 percent and GAAP EPS of 43 percent.  The opinions of our operational leaders with respect to our domestic pipeline is that it is as robust as we have seen in recent years,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “Accordingly, we are optimistic about CIBER’s organic growth prospects for the remainder of 2004.  Because it was inaccurately reported that we withdrew our 2004 annual guidance, we believe it necessary to update such forecasts.  The updated guidance above includes the majority of the range of original 2004 guidance, but has been tempered by first quarter actual results and our second quarter guidance.”

As mentioned in Monday’s earnings press release, revenue for the quarter ending June 30, 2004 will be approximately $200-208 million and GAAP earnings per share would be anticipated in the $.12-.13 range, assuming business conditions do not change significantly.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 CIBER and 10 CIBER Europe offices.  With offices in 10 countries, annualized revenue of approximately $800 million and more than 7,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

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CIBER UPDATES FULL YEAR GUIDANCE

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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